Exhibit 23.6

The Board of Directors
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832
The Board of Directors
CN Bancorp, Inc.
7401 Ritchie Highway
Glen Burnie, MD 21061

We consent to the use of our opinion regarding certain federal income tax consequences of the Merger dated March 28, 2007 in Sandy Spring Bancorp Inc.’s Registration Statement on Form S-4, Registration No. 333-141163 (the “Registration Statement”) and the reference to our firm under the headings “Material United States Federal Income Tax Consequences” and “United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus included in such Registration Statement.

/s/ KPMG LLP
Baltimore, MD
March 28, 2007